UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 28, 2018

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2018, Verastem, Inc. (the “Company”) appointed Robert E. Gagnon, age 44, as Chief Financial Officer of the Company and entered into an employment agreement (the “Agreement”) between the Company and Mr. Gagnon, governing the terms of Mr. Gagnon’s employment for an indefinite term.

Prior to joining the Company, Mr. Gagnon served as Chief Financial Officer of Harvard Bioscience, Inc. since 2013, prior to which he had served as Chief Financial Officer at Xenetic Biosciences, Inc. and Chief Financial Officer, Executive Vice President and Treasurer at Clean Harbors, Inc. Mr. Gagnon holds an M.B.A. from MIT Sloan School of Management and a B.A. in Accounting from Bentley College.

Under the Agreement, Mr. Gagnon will receive an initial annual base salary of $380,000 and is eligible for an annual bonus target of 40% of his base salary. Mr. Gagnon will additionally receive a one-time sign on bonus of $40,000 that will be earned on the first anniversary of his hire date but is expected to be paid on or about September 14, 2018. Pursuant to the terms of the Agreement, on August 28, 2018 (the “Grant Date”), the Company granted Mr. Gagnon an inducement award of an option to purchase 450,000 shares of its common stock at an exercise price equal to $9.43, the closing price of the Company’s common stock as reported by the Nasdaq Global Market on the Grant Date. 350,000 shares of the stock option will vest at the rate of twenty-five percent (25%) on the one-year anniversary of the Grant Date and as to an additional 6.25% of the shares at the end of each successive three-month period following the first anniversary of the Grant Date. The remaining 100,000 shares will vest upon achievement of $150 million in “net sales” of duvelisib within the first 24 months of the first commercial sale of duvelisib. These awards are subject to Mr. Gagnon’s continuing service with the Company at the time of vesting.

The Company also granted Mr. Gagnon 50,000 restricted stock units, all of which will vest on the first anniversary of the Grant Date, subject to Mr. Gagnon’s continuing service with the Company at the time of vesting.

Under the Agreement and subject to the execution and effectiveness of a release of claims at such time, Mr. Gagnon would be entitled to severance payments if the Company terminates his employment without Cause, as defined in the Agreement, or if Mr. Gagnon terminates his employment with the Company for Good Reason, as defined in the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 hereto and incorporated herein by this reference. A press release announcing Mr. Gagnon’s employment is filed as Exhibit 99.1 hereto.

Following Mr. Gagnon’s appointment, Dan Paterson will no longer serve as the principal financial officer and principal accounting officer of the Company. He will continue to serve as Chief Operating Officer.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index attached hereto.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated August 28, 2018, by and between Verastem, Inc. and Robert E. Gagnon.

99.1	Press Release issued by Verastem, Inc. on August 29, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: August 29, 2018	By:	/s/ Sean C. Flynn
Sean C. Flynn
Secretary